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                                                                    EXHIBIT 21.1

                                eMachines, Inc.

                             List of Subsidiaries

Name                                               Jurisdiction of Incorporation
----                                               -----------------------------
eMachines Internet Group, Inc.                              Delaware
Guide.com, Inc.                                             Delaware